Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 11, 2025 of Virtuix Holdings, Inc. relating to the audits of the consolidated financial statements as of and for the period ending March 31, 2025 and 2024 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
The Woodlands, Texas

May 11, 2026